EXHIBIT 19.1
ZIFF DAVIS, INC. SECURITIES TRADING POLICY
February 2024

A.Introduction
This Securities Trading Policy (the “Policy”) sets forth the standards of Ziff Davis, Inc., a Delaware corporation (“Ziff Davis”) on trading and causing the trading of Ziff Davis’s securities or securities of any other publicly-traded company. This Policy applies to all employees, directors, and certain other designated persons (collectively, “Company Persons”) of Ziff Davis and its subsidiaries and affiliates (collectively, the “Company”).
This Policy focuses on three main areas of compliance: (i) Section D prohibits trading in certain circumstances and applies to all Company Persons; (ii) Section E prohibits all Company Persons from engaging in certain types of transactions involving Company securities – short term trading and derivative security transactions; and (iii) Section F imposes special additional trading restrictions and applies to all Company Persons except Section F Paragraph 5 which applies to directors and executive officers of Ziff Davis.
B.Background and Purpose
The common stock of Ziff Davis is registered with the U.S. Securities & Exchange Commission and is listed on NASDAQ. As a consequence, the U.S. federal securities laws apply to all transactions involving Ziff Davis common securities, even when the person or entity trading those securities is outside of the United States. In addition, the laws of other countries may also govern trading of Ziff Davis securities, or the securities of other publicly-traded companies. The securities laws in other countries frequently contain provisions similar to those of the United States, and thus this Policy applies to all transactions by Company Persons in publicly-traded securities, even those listed or registered with non-U.S. markets.
One of the main purposes of securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information (also called providing a “tip”) to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including Company Persons, if the information involved is “material” and “non-public.” These terms are defined in this Policy in Section I below. The prohibitions hereunder apply to any Company Person who trades in Company securities on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions. It also applies to Company Persons trading in securities of other companies when those persons become aware of information about the other company through involvement with the Company.
In addition, as described below, this Policy also applies to the Related Parties (defined in Section I below) of Company Persons and any person who receives material nonpublic information from any Company Person or Related Party. This Policy may also apply for a period of time following the termination of the individual’s employment, directorship or service relationship with the Company.
C.Applicability
This Policy applies to all transactions in the Company’s securities, including its common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. In addition, these restrictions apply to all Company securities, including common shares acquired through any of Ziff Davis’s equity compensation programs (employee stock purchase programs and restricted stock unit, restricted stock, option or other equity awards).
This Policy applies to all Company Persons, Related Parties where applicable, and any person who receives material nonpublic information from any Company Person or Related Party.
The Company may ask any Company Person to sign an acknowledgement of his or her obligations under this Policy.
D.Insider Trading: General Prohibition
No Company Person, his or her Related Parties or any person who receives material nonpublic information from any Company Person or Related Party may trade any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. Prohibited trades include transfers, buying, selling, offering to buy or sell, gifting, assigning, alienating, pledging, hypothecating or otherwise encumbering (other than by will or the laws of descent and distribution). In addition, Company Persons:
1.May not, while aware of any material non-public information about the Company, communicate that information to any other person, including, but not limited to, family and friends. Company Persons must take reasonable steps to prevent accidental distribution of material non-public information (such as by avoiding discussing such information in public spaces) and may only communicate that information with the Company’s prior authorization.
2.Shall not trade any security of any other company while in possession of material non-public information about that company, where that information was obtained in the course of the Company Person’s involvement with the Company (“Other Company Securities”). Further, Company Persons may not communicate that information to any other person, including family and friends.
3.For compliance purposes, Company Persons may not transfer, tip or recommend Company securities or Other Company Securities (or otherwise cause or influence the purchase or sale of securities) while aware of information that a reasonable person could construe as material and non-public, unless the Company Person first consults with, and obtains the advance approval of, the General Counsel. Company Persons should err on the side of caution when making judgments about trading securities, and are encouraged to contact the General Counsel if further guidance is needed.
4.Company Persons must also take steps to ensure that their Related Parties do not engage in any prohibited transaction under this Section D when the Company Person would be prohibited from engaging in the transaction himself or herself.
5.Directors and executive officers must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section F Paragraph 5 below.
6.Notwithstanding the foregoing, this prohibition does not apply to the exercise of options or exchange of preferred equity for common stock where the sale of shares is not involved.

E.Other Prohibited Transactions
Each Company Person and his or her Related Parties is prohibited from engaging in the following transactions in the Company’s securities: day trading; short sales; trading on margin; trading in puts, calls or other derivative securities; hedging or other monetization transactions; pledging Company securities as collateral for a loan; and similar transactions.
F.Additional Restrictions: Trading Windows, Blackout Periods and Pre-Clearance
In addition to the general trading restrictions described above in Sections D and E, Company Persons are also prohibited from trading at all times (without regard to their awareness of material, non-public information) during designated “blackout periods.” In connection with the Company’s fiscal calendar, regular blackout periods will occur each quarter. In addition, facts and circumstance may arise that cause the Company to designate special blackout periods. Periods not designated as blackout periods are generally referred to as “trading windows”).
1.Quarterly Blackout Periods. Quarterly blackout periods that apply to all Company Persons begin on the 15th day of the last month of each fiscal quarter (i.e., March 15, June 15, September 15 and December 15 annually) and end on the completion of one complete trading day following the Company’s public release of its financial results for the preceding period. During these quarterly blackout periods, Company Persons are generally presumed to possess material non-public information about the Company’s financial results.
2.Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of major contracts, mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material information remains non-public, the Company may impose special blackout periods during which Company Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Company Persons. Special blackout periods may not apply to all Company Persons.
3.Exception. Notwithstanding anything herein to the contrary, the restrictions set forth in Sections D and F do not apply to transactions by Company Persons under a preexisting written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:
a. has been reviewed and approved by the General Counsel or his/her designee at least five (5) days in advance of being entered into (or, if terminated, revised or amended, such termination, revisions or amendments have been reviewed and approved by the General Counsel or his/her designee at least five (5) days in advance of the effective date thereof);
b.provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Company Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
c. was entered into in good faith during an open trading window by the Company Person at a time when the Company Person was not in possession of material non-public information about the Company; and, if the Company Person is a director or executive officer, the 10b5-1 plan must include representations by the Company Person certifying to that effect;
d.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Company Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
e.is the only outstanding Approved 10b5-1 Plan entered into by the Company Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
4.Trading Windows. Company Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Company Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close any trading window if a special blackout period under Paragraph 2 of this Section F above is imposed.
5.Pre-clearance of Securities Transactions. Because executive officers and directors are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Paragraph 4 of this Section F, without first pre- clearing all transactions in the Company’s securities with the Company’s General Counsel except with respect to trading pursuant to an Approved 10b5-1 Plan. These procedures also apply to transactions by executive officers’ and directors’ Related Parties. In general, pre-clearance:
a.may only be granted in writing (including via email);
b.may be granted for up to three trading days following the day on which it is granted (if the transaction does not occur during the approved period, pre- clearance of the transaction must be re-requested); and
c.is required for entrance into, or any amendment, modification or termination of, an Approved 10b5-1 Plan pursuant to Paragraph 3 of this Section F. Once a Company Person has properly adopted an Approved 10b5-1 Plan, trades executed in accordance with the terms of that Approved 10b5-1 Plan are covered by the approval of the plan itself and do not require additional approvals.
The Chief Executive Officer, President and/or Chief Financial Officer shall have the authority to approve pre-clearance requests for the General Counsel and other requests in the General Counsel’s absence.

G.Application of Policy Post-Termination
Following the termination of a Company Person’s employment or other service relationship with the Company, the restrictions in Section D and, if applicable, Section F of this Policy will continue to apply until the later of (i) the time that any material, non-public information that the Company Person has at the time of his or her termination ceases to be material or becomes public, or (ii) the opening of the next regular trading window (as provided in Section F above).

H.Violations of Policy
Penalties for trading while aware of or communicating material non-public information in the United States and in other countries can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Criminal and civil liability can be imposed on the basis of “strict liability,” i.e., it does not matter if the Company Person’s knowledge of material, non-public information affected the decision to trade the securities; it matters only that the person was aware of the information at the time the trade is entered into. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, even when the tipper did not profit from the transaction.
Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
Company Persons who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the General Counsel and must be provided before any activity contrary to the above requirements takes place.
I.Definitions
Materiality. Insider trading restrictions come into play only if the information involved is “material.” Determining materiality, however, involves judgments, and bright line tests do not always apply. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. It is not possible to identify in advance all types of information that could be considered material. However, information dealing with the following subjects is reasonably likely to be found material in particular situations:

•financial performance, including quarterly or annual financial results;
•changes in earnings estimates or unusual gains or losses in major operations;
•significant changes in the Company’s prospects;
•developments regarding significant litigation or government agency investigations;
•liquidity problems;
•stock splits or dividend information;
•changes in subscription rates;
•significant changes in senior management;
•financings or restructurings;
•award or loss of significant customers or contracts;
•changes in debt ratings;
•significant proposed mergers, acquisitions, divestitures or investments;
•public or private equity or debt offerings; and
•significant business trends and metrics.

Material information is not limited to historical facts but may also include projections and forecasts. If you are unsure whether information is material, you should consult the General Counsel before making any decision with respect to your securities holdings or to disclose such information or to trade in or recommend securities to which that information relates. It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities. When in doubt about whether particular non-public information is material, presume it is material.

Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members (or even a large group) of the public does not make it public for insider trading purposes. To be “public” the information must have been widely disseminated in a manner designed to reach the applicable company’s investors generally, and the investors must be given the opportunity to absorb the information, and it must come from an official Company source. Information does not become “public” by way of rumor or speculation for purposes of insider trading. Information is “non-public” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the SEC.
Even after public disclosure of information about the Company, you must wait until the close of business on the first trading day after the information was publicly disclosed before you can treat the information as public. (For example, if the Company issued an official press release about a new acquisition on Wednesday afternoon, assuming there are no holidays or unscheduled market closures, the information will be considered “public” on Friday (following the passing of one full trading day – Thursday).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is “non-public” and treat it as confidential.
Related Parties. Related Parties of an identified person include such person’s spouse, other persons living in such person’s household and his or her minor children, as well as entities over which such person exercises control or owns.

J.Inquiries
Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the General Counsel.